QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

The Board of Directors
KEMET Corporation:

        We consent to the incorporation by reference in the registration statements (No. 333-107411, 333-92963, 33-98912 and 333-140943) on Form S-3; and (333-123308, 33-96226 and 333-67849) on Form S-8, of KEMET Corporation of our reports dated June 30, 2009, with respect to the consolidated balance sheets of KEMET Corporation and subsidiaries as of March 31, 2009 and 2008 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2009 and the effectiveness of internal control over financial reporting as of March 31, 2009, as included in the annual report on Form 10-K for the fiscal year ended March 31, 2009.

        Our report dated June 30, 2009 with respect to the consolidated balance sheets of KEMET Corporation and subsidiaries as of March 31, 2009 and 2008 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2009 refers to other auditors. We did not audit the consolidated financial statements of Arcotronics Italia S.p.A and subsidiaries (Arcotronics Group), a wholly-owned subsidiary, which financial statements reflect total assets constituting approximately 20 percent and 28 percent and total net sales constituting approximately 19 percent and 10 percent in 2009 and 2008 respectively, of the related consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Arcotronics Group, is based solely on the report of the other auditors.

        Our report, dated June 30, 2009, with respect to the consolidated balance sheets of KEMET Corporation and subsidiaries as of March 31, 2009 and 2008 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2009 includes; (a) an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern; and (b) explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123(R) Share-Based Payment, SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Post-retirement Plans, and Financial Accounting Standards Board ("FASB") Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.

        Our report on the effectiveness of internal control over financial reporting as of March 31, 2009, dated June 30, 2009 expresses an unqualified opinion on the effectiveness of the Company's internal control over financial reporting. We did not audit the internal control over financial reporting of Arcotronics Group, whose consolidated financial statements reflect total assets and total net sales constituting 20 percent and 19 percent, respectively, of the related consolidated financial statement amounts as of and for the year ended March 31, 2009. Arcotronics Group's internal control over financial reporting was audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to Arcotronics Group's internal control over financial reporting, is based solely on the report of the other auditors.

/s/ KPMG LLP
KPMG LLP
Greenville, South Carolina June 30, 2009

QuickLinks

  Exhibit 23.1